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Exhibit 99.1

FOSTER WHEELER ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS

        HAMILTON, BERMUDA, May 5, 2004—Foster Wheeler Ltd. (OTCBB: FWLRF) today reported a net loss of $4.3 million for the first quarter of 2004, or $0.10 per diluted share. This compares with a net loss for the same quarter of last year of $19.8 million, or $0.48 per diluted share. Revenues for the first quarter of 2004 totaled $702.3 million compared with $810.9 million in the first quarter of last year. Consolidated earnings before income taxes, interest expense, depreciation and amortization (EBITDA) for the first quarter of 2004 were $42.6 million compared with $19.2 million in the first quarter of 2003.

        The quarter's results included a pre-tax, non-cash asbestos gain of $11.7 million, pre-tax charges of $24.6 million for the re-evaluation of the profit estimate on one contract, and pre-tax charges of $9.7 million for professional service expenses and severance benefits driven by the company's balance sheet and operational restructuring process. The quarter's results also included a pre-tax gain of $10.5 million on the sale of certain power project development rights. While the sale of the power project development rights is recorded as a one-time gain, the business in Italy has historically developed and sold such project rights, and is continuing to actively develop other project rights that are expected to be offered for sale in the future. Last year's quarter included a pre-tax gain of $15.3 million on the sale of the assets of the environmental business, pre-tax charges of $16.6 million for professional services and severance benefits, and pre-tax charges of $17.9 million for re-evaluation of contract cost estimates and other provisions. Assuming the successful close of the equity for debt exchange offer, the company anticipates balance sheet and operational restructuring expenses will decline significantly in the second half of the year.

        "Overall, I am very pleased with our accomplishments so far this year," said Raymond J. Milchovich, chairman, president and chief executive officer. "We previously announced the structure of our proposed equity for debt exchange and expect that we will begin soliciting security holders within the next two weeks. Completing this recapitalization is essential to provide the balance sheet needed to support our operating companies and to enhance client confidence. Our objective is to close the exchange offer by mid-June."

        "With the exception of one contract being managed by our European power unit that resulted in the charge highlighted above, I am very pleased with the operating performance and EBITDA delivered by our operating companies during the quarter, which generally met our expectations and our business plan," continued Mr. Milchovich.

Worldwide Cash and Domestic Liquidity

        Worldwide, total cash and short-term investments at the end of the quarter were $453.8 million, compared with $430.2 million at year-end 2003, and $472.9 million at the end of the first quarter of 2003. The quarter-end cash and short-term investments included $355.8 million held by non-U.S. subsidiaries. As of March 26, 2004, the company's indebtedness was $1.0 billion, essentially flat with year-end 2003 and down $83 million from the end of the first quarter of 2003.

        "Our domestic liquidity, which includes cash and unused credit line availability, strengthened in the quarter and is forecast to remain sufficient throughout 2004," commented Mr. Milchovich. "A major contributor has been the Oak Ridge waste processing facility we constructed and currently operate for the U.S. Department of Energy. Operations are exceeding our expectations and we have already collected the full capital recovery that was forecast to be received during the first nine months of this year."

Bookings and Segment Performance

        New orders booked during the first quarter of 2004 were $629.9 million, compared with $476.3 million in the first quarter of last year. The company's backlog at the end of the first quarter of

2004 was $2.1 billion, compared with $2.3 billion at year-end 2003 and $3.5 billion at the end of the first quarter of 2003.

        First-quarter new bookings for the Engineering and Construction (E&C) Group were $473.5 million, up substantially from $262.8 million during the year-ago quarter and at the highest level for our current E&C businesses in over two years. The Group's quarter-end backlog was $1.3 billion, flat with year-end 2003 and down $0.9 billion compared with $2.2 billion at the end of the first quarter of 2003. Revenues for the E&C Group in the first quarter of 2004 were $420.4 million, compared with $482.8 million in the first quarter of 2003. The Group's EBITDA was $33.1 million this quarter, up substantially compared with $12.1 million for the same period last year. Last year's EBITDA included the $15.3 million gain on the sale of the assets of the environmental business, severance costs of $2.8 million and charges of $21.1 million for revisions to the estimates on the environmental contracts that were retained. Included in EBITDA for this quarter was the gain of $10.5 million on the sale of the development rights on a project in Italy.

        New bookings in the first quarter for the Energy Group were $156.3 million, compared with $210.1 million in first quarter 2003. Backlog at quarter-end was $813 million, compared with $946 million at year-end 2003 and $1.3 billion at the end of the first quarter of 2003. Energy Group revenues for the quarter were $269.8 million, compared with $326.4 million in the same quarter of 2003. The Group's EBITDA for the quarter was $17.0 million compared with $30.5 million last year. Included in EBITDA for this quarter was a charge of $24.6 million for the re-evaluation of the profit estimate on a fixed price power contract in Europe. The impact of lower revenues was essentially offset by the favorable impact of cost reductions and better execution on existing projects in North America.

Non-Cash Amounts Related to Asbestos

        The company settled with additional asbestos insurance carriers during the first quarter of 2004 reversing $11.7 million of a $68.1 million non-cash charge recorded in the fourth quarter of 2003. The company expects to settle with an additional insurance carrier during the second quarter, bringing the total amount of the 2003 charge to be reversed to $15 million, as anticipated. The company plans to continue its strategy of settling with insurance carriers by monetizing policies or arranging coverage in place agreements. This strategy is designed to reduce future cash payments from the company to cover asbestos liabilities. The company continues to project that it will not be required to fund any asbestos liabilities from its cash flow for at least six years.

Calculation of EBITDA

        Management uses several financial metrics to measure the performance of the company's business segments. EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings (loss) before taxes, interest expense, depreciation and amortization. The company presents EBITDA because it believes it is an important supplemental measure of operating performance. A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings/(loss), a GAAP measure, is shown below.

RECONCILIATION OF EBITDA TO NET EARNINGS/(LOSS)
(In Thousands of Dollars)

        Three months ended March 26, 2004

	E&C	Energy	Corporate & Financial	Total
EBITDA	33,084	17,013	(7,470)	42,627
Less: Interest Expense*	268	4,762	20,402	25,432
Less: Depreciation and amortization	2,254	5,150	645	8,049

Earnings/(Loss) before income taxes	30,562	7,101	(28,517)	9,146
Less: Provision/(benefit) for income taxes	10,125	8,000	(4,681)	13,444

Net earnings/(loss)	20,437	(899)	(23,836)	(4,298)

        Three months ended March 28, 2003

	E&C	Energy	Corporate & Financial	Total
EBITDA	12,148	30,486	(23,392)	19,242
Less: Interest Expense*	(630)	4,868	17,556	21,794
Less: Depreciation and amortization	2,973	5,824	1,013	9,810

Earnings/(Loss) before income taxes	9,805	19,794	(41,961)	(12,362)
Less: Provision/(benefit) for income taxes	2,967	6,497	(2,006)	7,458

Net earnings/(loss)	6,838	13,297	(39,955)	(19,820)

*
Includes interest expense on subordinated deferrable interest debentures in 2004, mandatorily redeemable preferred security distributions of subsidiary trust in 2003 and amortization of bank fees

        The company believes that the line item on its consolidated statement of operations entitled "net earnings (loss)" is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. EBITDA, as the company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company's ability to fund its cash needs. As EBITDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded. EBITDA, adjusted for certain unusual and infrequent items specifically excluded in the terms of the Senior Credit Facility, is also used as a measure for certain covenants under the Senior Credit Facility.

        The company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:

  •
  It does not include interest expense. Because the company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

  •
  It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the company's operations, any measure that excludes taxes has material limitations;

  •
  It does not include depreciation. Because the company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

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Notes to Editor:

1.
Consolidated Statements follow.

2.
Foster Wheeler will conduct a conference call with analysts today (May 5) at 11:00 a.m. (EDT). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 877-692-2588 approximately ten minutes before the call. International access is available by dialing 973-321-1040. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

  A replay of the call will be available on the company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 4739511# required) starting one hour after the conclusion of the call through 8 p.m. (EDT) on Wednesday, May 19, 2004. The replay can also be accessed on the company's Web site for two weeks following the call.

3.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, oil and gas, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.

  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

4.
Safe Harbor Statement
This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the company and the various industries within which the company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The company cautions that a variety of factors, including but not limited to the factors described under the heading "Business—Risk Factors of the Business" in the company's most recent annual report on Form 10-K and the following, could cause the company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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05-05-04

Media Contact:	Richard Tauberman	908-730-4444
Investor Contact:	John Doyle	908-730-4270
Other Inquiries:		908-730-4000

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  Exhibit 99.1
FOSTER WHEELER ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS
RECONCILIATION OF EBITDA TO NET EARNINGS/(LOSS) (In Thousands of Dollars)